                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of January 24, 2005, by and between Jarden Corporation, a Delaware corporation (the "Company"), and Ian G.H. Ashken ("Executive").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Company and the Executive are parties to an Amended and
Restated Employment Agreement entered into as of October 1, 2003 (the
"Employment Agreement"); and

     WHEREAS, the Company desires to continue to employ Executive as Vice
Chairman, Chief Financial Officer and Secretary of the Company on the terms and conditions hereinafter set forth; and

     WHEREAS, Executive is willing to continue to be employed as Vice Chairman,
Chief Financial Officer and Secretary of the Company on such terms and conditions; and

     WHEREAS, prior to the Company entering into that certain Stock Purchase
Agreement dated as of September 19, 2004 (the "AHI Purchase Agreement") with
American Household, Inc. ("AHI") and the Purchase Agreement ("Warburg Purchase
Agreement") dated as of September 19, 2004 with Warburg Pincus, the members of the Compensation Committee considered potential future compensation for senior executives provided that the AHI transaction closed and retained independent consultants to assist with this review; whereupon, based on the results of its review and conditioned on several factors including (i) full Board approval,
(ii) the closing of the acquisition of AHI, and (iii) the Compensation Committee finalizing discussions on the proposals with its independent consultants, the
Compensation Committee thereafter concluded that it would recommend that the
Board adopt the compensation arrangements in this Amended and Restated Agreement including the increase in salary and award of Restricted Stock (as defined below) generally having vesting as follows: (i) 50% vesting when the Company's stock price equals or exceeds 156.25% of the $32 stock price set for the Warburg
Pincus Series B Preferred Stock conversion price ("Preferred Conversion Price"), and (ii) the remaining Restricted Stock vesting when the Company's stock price equals or exceeds 200% of the Preferred Conversion Price. The Preferred
Conversion Price was agreed by the Board at its September 14, 2004 Board meeting to be a slight premium to the average closing price of the Company's stock during the prior thirteen days of September; and

     WHEREAS, the Compensation Committee of the Company's Board of Directors and
the Company's Board of Directors, at meetings duly called and held, have each authorized and approved the execution and delivery of this Agreement by the
Company; and

     WHEREAS, the Company and Executive desire to enter into this Agreement which shall be deemed to amend, restate and replace the Amended and Restated
Employment Agreement between the Company and Executive dated as of October 1,
2003.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

     1. Employment. Upon the terms and subject to the conditions of this
Agreement, the Company hereby continues to employ Executive as Vice Chairman,
Chief Financial Officer and Secretary of the Company through December 31, 2008, and Executive hereby agrees to such employment, upon the terms and subject to the conditions set forth in this Agreement. Notwithstanding the foregoing, it is understood and agreed that the Executive from time to time may (a) be appointed to additional offices or to different offices than those set forth above, (b)
perform such duties other than those set forth above, and/or (c) relinquish one or more of such offices or other duties, in each instance as may be mutually agreed to by and between the Company and the Executive and that no such action shall be deemed or construed to otherwise amend or modify any of the remaining terms or conditions of this Agreement. The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Employment
Period."

     2. Position, Duties and Location. During the Employment Period, Executive
shall, subject to the provisions of Section 1 above, serve as Vice Chairman,
Chief Financial Officer and Secretary of the Company and shall be nominated for election, and if so elected shall continue to serve, as a member of the Board of
Directors of the Company and, unless the Company and Executive shall jointly determine otherwise, Vice Chairman of the Board of Directors of the Company (the
"Board"). During the Employment Period, Executive shall have the duties, responsibilities and obligations (a) as are customarily assigned to individuals serving as the Vice Chairman, Chief Financial Officer and Secretary of
comparable companies and (b) as have been assigned, exercised or assumed in accordance with past practice, together with such other duties, responsibilities and obligations consistent with such positions as the Board shall from time to time specify, provided that such additional duties, responsibilities and obligations are fair and reasonable under the circumstances, do not unreasonably increase the demands upon the Executive's time or energies, and are not inconsistent with the Executive's position as Vice Chairman, Chief Financial
Officer and Secretary. The Executive shall devote such time and energy to the business and affairs of the Company as he deems reasonably necessary to perform the duties of these positions and shall use his best efforts, skills and abilities to improve and advance the business and interests of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Company hereby acknowledges that the Executive has certain responsibilities to Marlin
Capital, M Capital and related companies, and, provided that the Executive otherwise has performed his duties on behalf of the Company hereunder, the
Company agrees that nothing contained in this Agreement shall interfere with such responsibilities. Nothing contained in this Section 2 shall preclude
Executive from (i) serving on the board of directors of any business corporation, unless such service would be contrary to applicable law, (ii)
serving on the board of directors of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of Executive's duties hereunder or violate any of the provisions of Section 6 hereof. Executive's place of employment shall be at the Company's principal executive office in Rye, New York throughout the term of this Agreement.

     3. Compensation.

     (a) Base Salary. Commencing as of January 1, 2005 and continuing through the Employment Period, the Company shall pay to the Executive and the Executive shall accept from the Company, as compensation for the performance of services under this Agreement and the Executive's observance and performance of all of the provisions hereof, a salary of $850,000. The Board (or the appropriate committee of the Board) shall annually review Executive's base salary and shall be increased by a minimum of the Consumer Price Index. In addition, the Board
(or the appropriate committee of the Board) shall annually review Executive's base salary in light of competitive practices, the base salaries paid to other executive officers of the Company and the performance of Executive and the
Company, and may, in its discretion, increase such base salary by any additional amount it determines to be appropriate; provided, however, that any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's base salary (as set forth herein or as may be increased from time to time) shall not be reduced. Executive's base salary payable hereunder, as it may be increased from time to time is referred to herein as
"Base Salary." The Company shall pay Executive his Base Salary in accordance with the normal payroll practices of the Company for its executive officers, but in no event less frequently than once per month.

     (b) Annual Bonus. The Executive shall be eligible for a bonus package based on performance. The decision as to whether to pay the Executive an additional bonus based on operations, as well as the amounts and terms of any such bonus package, shall be determined by the Compensation Committee of the Board of
Directors as part of its annual budget review process. In addition to any other bonus(es), whether based on performance, operations or otherwise, that the
Compensation Committee may award to Executive, the Company's bonus program shall
(a) provide that Executive shall have the opportunity to earn 50% of Base
Compensation in each year of the Employment Period if the Company achieves the
Company's budgeted earnings per share target as approved by the Board of
Directors or, for each year of the Employment Period for which the Company achieves 110% of the Company's earnings per share target, 100% of Base
Compensation, and (b) provide for the Executive to receive a discretionary bonus of up to 100% of Base Compensation (the "Discretionary Bonus") for services specifically performed relating to exceptional performance related to other corporate activity undertaken by the Company in any year. Any Discretionary
Bonus shall be determined in the sole discretion of either the Board of
Directors or its Compensation Committee, but must be approved by the Warburg
Pincus designated director in the case of any award in respect of calendar 2005 and 2006.

     (c) Restricted Stock. In addition to any restricted shares previously issued under the Employment Agreement or evidenced by the restricted stock grant agreement dated August 5, 2004, upon the AHI Acquisition Closing (as defined below), Executive shall be entitled to receive a grant of 380,000 shares of restricted stock (the "Restricted Stock") under the Company's 2003 Stock
Incentive Plan (the "Plan") or such other similar stock plan that the Company may have in place. The Company shall use its commercially reasonable efforts to obtain stockholder approval for a new equity compensation plan or an amendment to the 2003 Plan to provide the Company with sufficient availability to grant such Restricted Stock.

Promptly after stockholder approval of such new plan or the amended 2003 Plan, the Company shall grant Executive the Restricted Stock. In the event that the
Company does not have a stock incentive plan in place on or prior to December
31, 2005 with enough shares to be granted to the Executive, the Company shall grant to the Executive such number of shares of Restricted Stock that are available under the Company's stock incentive plans, and in lieu of any shares of Restricted Stock not granted (the "Remaining Stock"), Executive shall receive a mutually acceptable compensation package having a value equivalent to the value of the shares of Remaining Stock not issued to the Executive as determined in good faith by the Compensation Committee or Board of Directors, as the case may be.

     The restrictions on the award shall lapse as follows: (i) 50% on the date that the stock price of the common stock of the Company equals or exceeds fifty dollars ($50.00) for ten (10) consecutive trading days (measured on a VWAP basis) prior to the third anniversary of the restricted stock grant, (ii) 100%
on the date that the stock price of the common stock of the Company equals or exceeds sixty-four dollars ($64.00) for ten (10) consecutive trading days
(measured on a VWAP basis) prior to the fifth anniversary of the restricted stock grant or (iii) the date there is a Change of Control (as defined in
Section 5(d) hereof) of the Company and either (a) the Company's stock price is higher than $32 per share at the time of the Change of Control or (b) the Board of Directors approves, in its sole discretion, such vesting. If the Executive is either fired by the Company or leaves voluntarily, Executive will surrender all unvested Restricted Stock issuable pursuant to this paragraph. The number of shares granted and the target share price shall be adjusted for changes in the common stock as outlined in Section 18.1 of the Plan or as otherwise mutually agreed in writing between the parties. The terms of the Restricted Stock granted hereunder shall each be set forth in a Restricted Stock Award Agreement, substantially similar to the form used for the 2003 restricted share grant to
Executive.

     4. Benefits, Perquisites and Expenses.

     (a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the
Company or currently made available to the Employee, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance, cafeteria or similar plan or program of the Company,
(ii) each pension, retirement, deferred compensation or savings plan sponsored or maintained by the Company, and (iii) to the extent of any awards made from time to time by the Board committee administering the plan, each stock option, restricted stock, stock bonus or similar equity-based compensation plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. Nothing in this Section 4(a) shall limit the Company's right to amend or terminate any such plan in accordance with the procedures set forth therein.

     (b) Perquisites. During the Employment Period, Executive shall be entitled to four weeks of paid vacation annually, shall be entitled to observe, with pay, all religious holidays historically observed by Executive and shall also be entitled to receive such perquisites as are generally provided to other senior executive officers of the Company in accordance with the then current policies and practices of the Company. Executive shall be entitled to use for his personal use any airplanes that the Company is entitled to use as a result of lease, pooling, sharing or other agreements, provided that Executive shall either prepay or pay directly, on or prior to such use, the actual (if determinable) or estimated direct cost of such use. In addition, during the
Employment Period, Executive shall receive, at the Company's expense:

         (i) the assistance of the Company's tax advisors in regard to personal tax planning and preparing personal income tax returns; and

         (ii) a split-dollar life insurance policy, or equivalent, on the
Executive in the amount of $6 million (including the $3 million policy currently in place) payable to such beneficiaries as Executive shall select.

     (c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the
Company. In addition, the Company shall provide the Executive with a non-accountable supplemental benefit expense up to 5% of Executive's Base Salary per year, to be used against any expenses incurred by Executive that may be un-reimbursed pursuant to the sentence above or otherwise.

     (d) Indemnification. The Company shall indemnify Executive and hold
Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity during the
Employment Period including, but not limited to, any fiduciary capacity in which
Executive serves at the request of the Company, in each instance to the maximum extent permitted by applicable law and the Company's Amended and Restated
Certificate of Incorporation and By-Laws, each as existing on the date hereof and as amended by amendments favorable to Executive.

     (e) D & O Insurance. The Company agrees that for six (6) years and one (1)
business day after the expiration or earlier termination of the Employment
Period the Company shall obtain and provide at its expense directors' and officers' liability insurance or directors' and officers' liability tail insurance policies covering the Executive with respect to acts or omissions occurring during Executive's employment with the Company with coverage and amounts (including with respect to the payment of attorney's fees) equal to or greater than those of the Company's policy in effect on the date hereof.

     (f) Non-exclusivity of Rights. The rights of the Executive under Sections
4(d) and 4(e) shall be in addition to any rights he may have under the articles of incorporation or bylaws of the Company, any agreement providing for indemnification, or under the laws of the State of Delaware or any other applicable laws.

     5. Termination of Employment.

     For purposes of Sections 5 and 6, the terms "Additional Termination
Benefits", "Change of Control", "Disability", "Earned Salary", "Severance
Benefits", "Termination for Cause", "Termination for Good Reason", "Termination
Not for Good Reason", "Termination Without Cause" and "Vested Benefits" shall have the meanings ascribed to such terms in Section 5(d) hereof.

     (a) Early Termination of the Employment Period. Notwithstanding any
provision of Section 1, the Employment Period shall end upon the earliest to occur of (1) a termination of Executive's employment on account of Executive's death, (2) a termination due to Executive's Disability, (3) a Termination for
Cause, (4) a Termination Without Cause, (5) a Termination for Good Reason or (6)
a Termination Not for Good Reason.

     (b) Benefits Payable Upon Early Termination; Change of Control;
Non-Renewal. If (1) an early termination of the Employment Period occurs pursuant to Section 5(a) hereof, (2) following a Change of Control of the
Company after which the Executive remains employed by the Company or its successor under the terms of this Agreement, or (3) in the event this Agreement is not renewed upon or prior to its expiration on equal or more favorable terms
(a "Non-Renewal"), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation, without duplication, determined to be payable in accordance with the following table at the times established pursuant to Section 5(c):

                                                                             Additional
                                                                             Termination        Severance
                                  Earned Salary        Vested Benefits       Benefits           Benefits
                                  -------------        ---------------       --------           --------

  Termination due to death        Payable              Payable               Payable/ to be     Payable
                                                                             provided

  Termination due to Disability   Payable              Payable               Payable/ to be     Not payable
                                                                             provided

  Termination for Cause           Payable              Payable               Not available      Not payable

  Termination for Good Reason     Payable              Payable               Payable/ to be     Payable
                                                                             provided

  Termination Without Cause       Payable              Payable               Payable/ to be     Payable
                                                                             provided

  Termination Not for Good        Payable              Payable               Not available      Not payable
  Reason

  Change of Control of the        Not payable          Not payable           Not available      Not Payable
  Company (without Termination)

  Non-Renewal (as defined above)  Payable              Payable               Payable/ to be     Not Payable
                                                                             provided

     (c) Timing of Payments. Earned Salary shall be paid in cash in a single lump sum as soon as practicable following the end of the Employment Period, but in no event more than 10 days thereafter; provided, that if Executive's termination is in conjunction with a Change of Control, Executive shall be paid his Earned Salary on the earlier to occur of (a) five (5) days after the effective date of Executive's termination and (b) on the date of such Change of
Control. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Additional Termination Benefits shall be provided or made available at the times specified below as to each such Additional
Termination Benefit. Unless otherwise specified, Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable, but in no event later than 10 days after the Executive's termination; provided, that if
Executive's termination is in conjunction with a Change of Control, Executive shall be paid his Severance Benefits on the earlier to occur of (a) five (5)
days after the effective date of Executive's termination and (b) on the date of such Change of Control.

     (d) Definitions. For purposes of Sections 5 and 6, capitalized terms have the following meanings:

     "Additional Termination Benefits" means, the benefits described below:

         (i) All of the Executive's benefits accrued under the employee option, pension, retirement, savings and deferred compensation plans of the Company shall become vested in full (other than with respect to the Restricted Stock to be granted hereunder, the terms of which are separately addressed in Section
3(c) hereof); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Internal Revenue Code of 1986, as amended (the
"Code"), such benefits shall be paid to the Executive in a lump sum within 10 days after termination of employment outside the applicable plan; and

         (ii) Executive (and his dependents, if any) will be entitled to continue participation in all of the Company's medical, dental and vision care plans (the "Health Benefit Plans"), until the third anniversary of Executive's termination of employment (second anniversary in the case of termination due to death); provided that Executive's participation in the Company's Health Benefit
Plans shall cease on any earlier date that Executive (and his dependents, if any) becomes eligible for comparable benefits from a subsequent employer.
Executive's participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would have been required from Executive) that would have applied had Executive continued to be employed by the Company. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets.

     "Change of Control of the Company" means and shall be deemed to have occurred if:

         (i) any person (within the meaning of the Securities Exchange Act of
1934, as amended (the "Exchange Act")), other than the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 50 percent or more of the total voting power of all the then-outstanding Voting Securities; or

         (ii) the individuals who, as of the date hereof, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board; or

         (iii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a subsidiary, or consummation of any such transaction if stockholder approval is not obtained, provided, that any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction shall not be deemed a Change of Control if the voting power of each such continuing holder relative to other such continuing holders not substantially altered in such transaction; or

         (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the
Company of all or substantially all of the Company's assets.

     "Disability" means long-term disability within the meaning of the Company's long-term disability plan under which Executive is covered at the time of determination.

     "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 5(a) hereof.

     "Severance Benefits" means an amount equal to (A) three times (two times in the case of termination due to death) Executive's annualized Base Salary in effect on the date of termination, plus (B) three times (two times in the case of termination due to death) the average annual bonus paid to the Executive over the two immediately preceding fiscal years, including any annual bonus paid pursuant to Section 3(b), plus (C), except in the case of Non-Renewal, the
Executive's accrued annual bonus through the date of termination as determined in accordance with clause (B) above.

     "Termination for Cause" means a termination of Executive's employment by the Company within 30 days after the occurrence of (i) Executive's conviction of a felony or a crime involving moral turpitude, or (ii) Executive's willful and continued failure to perform the material duties of his position (other than as a result of Disability) if such failure continues for a period of 30 days after
Executive's receipt of written notice from the Company specifying the exact details of such alleged failure and such alleged failure has had (or is expected to have) a material adverse effect on the business of the Company or its subsidiaries; provided, that if the details of a Termination for Cause were the subject of two previous notices required hereunder, the Company may terminate this Agreement as a Termination for Cause without the provision of any additional notice and cure period.

     "Termination for Good Reason" means a termination of Executive's employment by Executive following (i) a diminution in Executive's positions, duties and responsibilities from those described in Section 2 hereof, (ii) the removal of
Executive from his position as either Chairman of the Board or Chief Executive
Officer of the Company, or the failure to re-elect Executive as Chairman of the
Board of the Company, unless the Company and Executive shall mutually agree to such removal or failure, as applicable, in writing prior to such action being taken, (iii) a reduction in Executive's Base Salary, (iv) a material breach by the Company of any other provision of this Agreement or (v) a Change in Control of the Company (but in no event later than six months after such Change of
Control); provided, that for any termination pursuant to (i) and (iv) above,
Executive shall provide the Company's Board of Directors with 30 days prior written notice of such good reason termination specifying the exact details of such alleged diminution or material breach and the Company shall have 15 days from the date of its receipt of such notice to cure such breach or reverse or correct such diminution to the reasonable satisfaction of Executive; provided, further, that if the details of a good reason termination under section (i) and
(iv) above was the subject of two previous notices hereunder, Executive may terminate this Agreement as a Termination for Good Reason without the provision of any additional notice and cure period.

     "Termination Not For Good Reason" means any termination of Executive's employment by Executive other than Termination for Good Reason or a termination due to Executive's Disability or death.

     "Termination Without Cause" means any termination of Executive's employment by the Company other than a Termination for Cause or a termination due to
Executive's Disability.

     "Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

     "Voting Securities or Security" means any securities of the Company which carry the right to vote in the election of, or participate in the appointment of, the Company's directors.

     (e) Full Discharge of Obligations. Except as expressly provided in the last sentence of this Section 5(e), the amounts payable and obligations owed to
Executive pursuant to this Section 5 and Section 7(d) following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement.
Except as otherwise set forth in Section 6, after the effective date of a termination of employment for any reason, Executive shall have no further obligations or liabilities to the Company. Nothing in this Section 5(e) shall be construed to release the Company from its obligations described in Sections
3(c), 4(d) and 4(e).

     (f) Excise Tax Gross-Up.

         (i) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided
(including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Executive or for his benefit (whether paid or payable or distributed or distributable)
pursuant to the terms of this Agreement or otherwise (a "Payment") would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the
Code (the "Excise Tax"), then the Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by
Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up
Payment provided for in this Section 5(f) and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the
Payment.

         (ii) All determinations required to be made under this Section 5(f), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be used in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within ten (10) days after termination of
Executive's employment or such other event which results in a Payment which could necessitate a Gross-Up Payment. For purposes of this Agreement, the
"Accountants" shall mean Ernst & Young LLP or another accounting firm mutually acceptable to the Company and Employee. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined with regard to limitations on deductions based upon the amount of Executive's adjusted gross income). To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Executive is entitled to receive the Payment and in no event shall any Gross-Up Payment be paid later than 10 days after the receipt by Executive of the Accountants' determination. Any determination by the
Accountants shall be binding upon the Company and Executive, including for purposes of withholding on amounts payable under this

                                       10

Agreement. As a result of uncertainty in the application of Section 4999 of the
Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount that is greater or less than the Company should have paid pursuant to this Section 5(f)
(an "Overpayment" or "Underpayment," respectively). In the event that the
Gross-Up Payment is determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount initially determined by the Accountants, Executive shall promptly repay the
Overpayment to the Company; provided, however, that in the event any portion of the Gross-Up Payment to be repaid to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive. In the event that the Company exhausts its remedies pursuant to Section 5(f)(iii) and
Executive is required to make a payment of any Excise Tax, the Company shall promptly pay the Underpayment to or for Executive's benefit.

         (iii) Executive shall notify the Company in writing of any claim by the
Internal Revenue Service that, if successful, would require the payment by the
Company of a Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due).
If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (a) give the Company any information reasonably requested by the
Company relating to such claim;

               (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

               (c) cooperate with the Company in good faith in order to
effectively contest such claim; and

               (d) permit the Company to participate in any proceedings relating to such claims;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax, income tax or employment tax
(including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing

                                       11

authority in respect of such claim and may, at its sole option, either direct
Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     6. Non-competition and Confidentiality. In consideration of the salary and benefits to be provided by the Company hereunder, including particularly the severance arrangements set forth herein, Executive agrees to the following provisions of this Section.

     (a) Non-competition. During the Employment Period and during the greater of
(i) three years following any termination of Executive's employment, or (ii) any period thereafter during which Executive continues to receive benefits under this Agreement, other than a Termination Without Cause, a Termination for Good
Reason or Non-Renewal, Executive shall not directly or indirectly own, manage, operate, control, be employed by, participate in or, provide services or financial assistance to any business which directly competes with the Company or any of its subsidiaries; provided, however, that notwithstanding any provision of this section 6(a), Executive (i) may own for investment purposes up to 5% of the equity interests of any such company and (ii) may manage, operate, be employed by, participate in, or provide services to a company that engages in such restricted activities if Executive does not personally participate or advise as to such restricted activities and Executive's involvement within such company is limited to business units that do not engage in such activities.

     (b) Confidentiality. Executive agrees that, during the Employment Period and thereafter, he shall hold and keep confidential any trade secrets, customer lists and pricing or other confidential information, or any inventions, discoveries, improvements, products, whether patentable practices, methods or not, directly or indirectly useful in or relating to the business of the Company or its subsidiaries as conducted by it from time to time, as to which Executive shall at any time during the Employment Period become informed, and he shall not directly or indirectly disclose any such information to any person, firm or corporation or use the same except in connection with the business and affairs of the Company or its subsidiaries. The foregoing prohibition shall not apply to the extent such information, knowledge or data (a) was publicly known at the time of disclosure to Executive, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement, or (c) is required to be disclosed by Executive as a matter of law or pursuant to any court or regulatory order.

     (c) Company Property. Except as expressly provided herein, Executive shall return to the Company all property of the Company and its subsidiaries promptly following Executive's termination of employment.

     (d) Injunctive Relief and Other Remedies with Respect to Covenants.
Executive acknowledges and agrees that the covenants and obligations of
Executive with respect to non-competition, confidentiality and Company property, relate to special, unique and

                                       12

extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this
Section 6. This remedy is in addition to any other rights and remedies the
Company may have at law or in equity.

     7. Miscellaneous.

     (a) Survival. Sections 4 (relating to indemnification), 5 (relating to early termination, change of control and non-renewal), 6 (relating to non-competition and confidentiality), 7(b) (relating to arbitration), 7(c)
(relating to binding effect), 7(d) (relating to full-settlement and legal expenses) and 7(n) (relating to governing law) shall survive the termination hereof.

     (b) Arbitration. Except in the event of the need for immediate equitable relief from a court of competent jurisdiction to prevent irreparable harm pending arbitration relief, and except for enforcement of a party's remedies to the extent such enforcement must be pursuant to court authorization or order under applicable law, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. This arbitration shall be held in New York City and except to the extent inconsistent with this
Agreement, shall be conducted in accordance with the Expedited Employment
Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be selected by the
Company and Executive; provided, that if within fifteen (15) business days of the date of request for arbitration, the parties have not been able to make such selection the dispute shall be held by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

     (c) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the
Company's stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. This Agreement shall also inure to the benefit of
Executive's heirs, executors, administrators and legal representatives.

     (d) Full-Settlement; Legal Expenses. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against
Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, upon written demand therefor by Executive, all legal fees and expenses which Executive

                                       13

may reasonably incur as a result of any dispute or contest by or with the
Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by
Executive about the amount of any payment hereunder) if Executive substantially prevails in the dispute or contest or the dispute or contest is settled, plus in each case interest at the applicable Federal rate provided for in Section
7872(f)(2) of the Code. In any such action or arbitration brought by the
Executive for damages or to enforce any provisions of this Agreement, the
Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in his sole discretion.

     (e) Assignment. Except as provided under Section 7(c), neither this
Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

     (f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement (other than awards made in accordance with the terms of one of the Company's applicable compensatory plans, programs or arrangements) relating to the terms of Executive's employment by the Company, oral or otherwise, shall be binding between the parties. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this
Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences and has been advised to consult with an attorney before executing this Agreement.

     (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 6 is not enforceable in accordance with its terms, Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

     (h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement may occur except in a written instrument signed by the waiving party, and no waiver shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

     (i) Notices. Any notice required or desired to be delivered under this
Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other

                                       14

address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

To the Company:            Jarden Corporation
                           Suite B-302
                           555 Theodore Fremd Avenue
                           Rye, New York 10580
                           Attention:  Chief Financial Officer

With a Copy to:            Kane Kessler, P.C.
                           1350 Avenue of the Americas
                           26th Floor
                           New York, New York 10019
                           Attn:   Robert L. Lawrence, Esq.

To the Executive:          Mr. Ian G.H. Ashken
                           22 Bluewater Hill
                           Westport CT 06880

     (j) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

     (k) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

     (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     (m) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income tax laws or similar statutes then in effect.

     (n) Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.

     (o) Effectiveness. This Agreement shall become effective and in full force and effect upon the closing of the Company's acquisition of the capital stock of
AHI pursuant to the terms of the AHI Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       15

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this
Agreement as of the date set forth above.

                                           JARDEN CORPORATION

                                           By: /s/ Martin E. Franklin
                                              ----------------------------------
                                              Name:  Martin E. Franklin
                                              Title: Chairman and
                                                     Chief Executive Officer

                                           /s/ Ian G.H. Ashken
                                           -------------------------------------
                                           Ian G.H. Ashken

                                       16